                                                                   Exhibit 10.15

                       5TH AMENDMENT TO LEASE AGREEMENT


     This 5th Amendment to Lease Agreement is entered into this ________ day of ________________ 1997 by and between UBP PARTNERS LIMITED, a Texas Limited Partnership (hereinafter referred to as "Landlord") and AMERICAN TELESOURCE INTERNATIONAL, A Texas Corporation (hereinafter referred to as "Tenant"):


                                  WITNESSETH:

     WHEREAS, by Lease Agreement dated March 25, 1994, Landlord leased to Tenant approximately 4,000 square feet of office space located at 12500 Network Blvd., Suite 407, in the University Business Park, legally described as Lot 1, Block 1, New City Block 17386, UNIVERSITY BUSINESS PARK, UNITE 1, in the City of San Antonio, Bexar County, Texas, according to plat thereof recorded in Volume 9506, Page 165, Deed and Plat Records of Bexar County, Texas, and;

     WHEREAS, by a 1st Amendment to Lease Agreement executed by both Landlord and Tenant on April 11, 1994, the size of the Premises was increased from 4,000 square feet to 5,402 square feet and;

     WHEREAS, by a 2nd Amendment to Lease Agreement executed by both Landlord and Tenant on September 30, 1994, the size of the Premises was increased from 5,042 square feet to 6,350 square feet, and;

     WHEREAS, by a 3rd Amendment to Lease Agreement executed by both Landlord and Tenant on March 21, 1996, the size of the Premises was increased from 6,350 square feet to 8,219 square feet, and;

     WHEREAS, by 4th Amendment to Lease Agreement executed by both Landlord and Tenant on August 1, 1996, the size of the Premises was increased from 8,219 square feet to 11,819 square feet (hereinafter the Lease Agreement are collectively referred to as the "Lease Agreement"), and;

     WHEREAS, Landlord and Tenant desire to further amend said Lease Agreement;

     NOW, THEREFORE, in consideration of the premises and the mutual benefits to accrue to Landlord and Tenant under and by virtue of this 5th Amendment to Lease Agreement, Landlord and Tenant agree that Effective July 1, 1997, the following designated article(s) of the Lease Agreement shall be, and are hereby amended as follows:

     A. TERM - ARTICLE 1(e): The term of the Lease is hereby extended to provide for a termination date of August 30, 2002.

     B. BASE RENT-AMOUNT AND PAYMENT - ARTICLE 1(f): Effective August 1, 1996, the rent payable to Landlord under the terms of the Lease shall be increased to conform to the following schedule:

                                                         PER SQFT
                                                         --------
              DATE                     MONTHLY           ANNUALIZED
              ----                     -------           ----------
              07/01/97 - 08/30/97      $6,365.60         $6.46
              09/01/97 - 06/30/98      $7,365.60         $7.48
              07/01/98 - 06/30/99      $7,785.76         $7.90
              07/01/99 - 06/30/01      $8,206.83         $8.33
              07/01/01 - 08/30/02      $8,987.00         $9.12

     C. ALTERATIONS AND IMPROVEMENTS TO THE PREMISES: Tenant shall make alterations, additions and improvements to the premises which involve the installation of interior partitions (framing and drywall), plumbing, electrical wiring, air conditioning, heating or ventilation systems, or the fire sprinkler system, according to complete and detailed and detailed sets of plans and specifications approved by both Landlord and Tenant. The following provisions numbered 1-12 shall govern the construction of the alterations and improvements within the premises:

     1. All work undertaken by Tenant shall be at Tenant's expense and shall not damage the building or any part thereof, or any of Landlord's other property.

     2. Work undertaken by Tenant and at Tenant's own expense during the general construction shall be awarded to a reputable responsible contractor of Tenant's choosing, provided with approval not to be unreasonably withheld, that such other contractor must be approved in advance by Landlord in writing. All materials used shall be new and all construction shall be done in a first class and workmanlike manner.

     3. Tenant must obtain all necessary licenses and permits prior to the commencement of Tenant's Work, unless otherwise agreed in writing by Landlord.

     4. Tenant shall give Landlord an affidavit of final waiver of lien from all contractors, subs, materialmen, and suppliers, and delivery to Landlord by Tenant of a Certificate of Occupancy for the premises along with the other necessary written approvals and certifications from applicable governmental authorities, evidencing compliance with zoning, building, fire, health, environmental, handicapped and other pertinent laws, rules and regulations applicable to Tenant's Work.

     5. Tenant shall make application and deposit for water electricity, and telephone to the proper agency to service. Tenant shall also procure fire extinguishers as required by the Fire Marshall. These items should be done as far in advance as possible to avoid unnecessary delays in opening.

     6. Landlord will pay to Tenant a finish-out allowance of $30,000.00 or the
                                                              ----------
        actual amount of Tenant's finish-out expense, whichever is less (if a contractor other than Landlord's contractor performs Tenant's Work, Tenant shall provide Landlord with bills, invoices, waivers of liens signed by all persons performing work on or delivering materials to the premises in a form satisfactory to Landlord, together with contracts and other related documentation reasonably requested by Landlord necessary to verify such items). Said allowance will be paid to Tenant at such time as Tenant provides Landlord with all the requirements described in "Paragraph 4" above and Landlord's management approves Tenant's Work.

     7. Tenant hereby assumes any and all liability, including but not limited to any liability arising out of statutory or common law, for any and all injuries to or death of any and all persons and any liability for any and all damaged property caused by, resulting from, or arising out of any act or omission on the part of Tenant, its contractors and its or their subcontractors or employees in the performance of Tenant's Work. Tenant shall hold harmless and indemnify Landlord from and against any and all loss, liability, damage and/or expenses which landlord, its principals, agents, employees, or other tenants may incur on account of death, bodily injury or property damage caused by, arising out of or occurring in relation to Tenant's work and/or the acts or omissions of Tenant, its contractors and its or their subcontractors.

     8. All costs of Tenant's work shall be paid promptly so as to prevent the assertion of any liens for labor or materials. Tenant shall hold harmless and indemnify Landlord from and against any and all loss, liability, damage and expenses resulting from or related to the assertion of any liens on account of labor or materials furnished as a part of, or in connection with, Tenant's Work. In the event any liens are asserted against the Demised Premises or the project on account of any labor or materials furnished as a part of, or in connection with, Tenant's Work, and such liens are not immediately released or removed from such Demised Premises or the project within three (3) days of the date of such assertion, Landlord, at its elect, may require that Tenant furnish bond or other security as Landlord deems satisfactory to protect Landlord against any such loss, liability or damage, or Landlord may pay all such sums necessary to the obligee asserting such lien and may thereafter charge the Tenant all such sums paid out, along with interest at the highest legal rate, as additional rent hereunder, to be paid upon demand therefore by Landlord.

     9. Tenant shall immediately notify Landlord of the completion of Tenant's Work, and Landlord shall review Tenant's Work to inspect its conformity with the approved plans and specifications. In the event any part of Tenant's Work shall be found by Landlord to be nonconforming to such approved plans and specifications, Tenant shall promptly repair same, and in the event Tenant fails to promptly make such repairs Landlord shall have the right to repair same at Tenant's expense and Tenant shall reimburse Landlord for such expense upon Landlord's demand, along with interest thereon at the highest legal rate, as additional rent hereunder. Tenant's work shall not be deemed complete until Landlord has inspected it and approved its conformity with the approved plans and specifications, and Landlord agrees to make such inspection promptly. Any approval or consent by Landlord shall in no way obligate Landlord in any manner whatsoever in respect to the finished product design and/or construction by tenant. Any deficiency in design or construction, although same had prior approval by Landlord, shall be solely the responsibility of Tenant. Any deficiency or defect in the design or construction of Tenant's Work shall not be waived by Landlord's inspection of the Demised Premises whether or not such deficiency or defect in the design or construction is objected to by Landlord.

    10. All of Tenant's work shall be done in strict accordance with all applicable governmental laws, rules, regulations, ordinances, requirement and standards, and any particular requirements of insurance companies which provide insurance to the Demised Promises and the building in which the Demised Premises are located, and any other insurance companies with applicable coverage.

    11. Tenant shall cause each contractor and subcontractor doing Tenant's work to guarantee and warrant, in writing, that the work done by it shall be free from any defects in workmanship and materials for a period of not less than one year from the date of its completion and acceptance by Landlord thereof. All such warranties or guaranties with respect to Tenant's work shall be contained in the applicable contract or subcontract, and shall provide that such guaranties or warranties shall inure to the benefit of both landlord and Tenant shall provide Landlord with such contracts or other evidence of warranties or guaranties as Landlord may desire, from time to time, Tenant covenants to give Landlord any assignment or other assurance necessary to effect such right of direct enforcement.

    12. Tenant, its contractors and subcontractors, shall remove all trash, debris and rubbish from the Demised Premises at least once a week, and shall ensure that no trash, debris or rubbish is visible to the patrons of the project. If at any time Tenant's contractors or subcontractors shall neglect, refuse or fail to remove any such trash, debris or refuse or fail to remove any such trash, debris or surplus materials, Landlord may remove same at Tenant's expense, and Tenant shall reimburse Landlord for such expenses upon demand by Landlord, together with interest thereon at the highest legal rate.

     Except as herein amended, the Lease Agreement dated March 25, 1994, by and between Landlord and Tenant and all subsequent Amendments to Lease Agreement, shall remain in full force and effect in accordance with their respective terms and provisions.

     IN WITNESS WHEREOF, the parties herein have hereunto set their hands the day and year first above written.

Landlord:                                       Tenant:

UBP PARTNERS LIMITED                            AMERICAN TELESOURCE
                                                INTERNATIONAL, INC.

By: /s/ Jack Braha                              By: /s/ H. Douglas Saathoff
   ------------------------------                  -----------------------------
Title: General Partner                          Title: Chief Financial Officer
      ---------------------------                     --------------------------
Date:  August 8, 1997                           Date:  July 30, 1997
     ----------------------------                    ---------------------------